EXHIBIT 10e

Privileged and Confidential
June 4, 2019
Dr. Thomas Lynch
Re:    Letter Agreement
Dear Dr. Lynch:
This Letter Agreement (this “Agreement”) confirms our agreement regarding your continued employment and the separation of your service with Bristol Myers Squibb, Inc. (the “Company”).
1.Separation.

a.
General. You agree to continue your employment with the Company until no later than October 1, 2019, it being understood and agreed that you may elect to terminate your employment earlier, on or after the closing of the merger (the “Closing”) pursuant to the Agreement and Plan of Merger dated as of January 2, 2019 among the Company, Burgundy Merger Sub, Inc. and Celgene Corporation (“Celgene,” and such agreement, the “Merger Agreement”) (such applicable date, the “Separation Date”). Between the date hereof and the Separation Date, you acknowledge that the Company may reduce or eliminate some or all of your duties, authorities and responsibilities (but not your current salary grade) in such manner and at such time as it reasonably determines to be appropriate in its sole discretion without breach of any agreement or constituting “Good Reason” under the Company’s Senior Executive Severance Plan (the “Severance Plan”). Other than during periods of vacation or leave, you will timely perform your duties (as currently in effect but as may be reduced pursuant to the foregoing) at such locations as substantially consistent with past practice, as reasonably requested by the Company between the date hereof and the Separation Date and use your reasonable best efforts to facilitate the transition of your job responsibilities to your successor(s). You will resign, and you hereby do resign, all of your positions at the Company and its affiliates effective as of the Separation Date, and you will execute such additional documents as reasonably requested by the Company to evidence the foregoing.

b.
Compensation/Benefits. Until the Separation Date, you will continue to be (i) paid your current base salary, (ii) eligible for a 2019 annual bonus, (iii) eligible to vest in your outstanding equity awards and benefit plan contributions, and (iv) eligible to participate in and accrue benefits under the Company’s benefit programs made available to senior executives and that you participate in on the date hereof (including, without limitation, those with your salary grade). The Separation Date will be the termination date of your employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company or its affiliates, except as otherwise required by applicable law, applicable benefit plans, or the Severance Plan.

c.
Termination Benefits. Your employment termination on the Separation Date will be considered to be a Company termination without (i.e., not for) “Cause,” for purposes of the Severance Plan and for purposes of outstanding equity awards held by you. In addition, and in accordance with the BMS Annual Bonus Plan, if the Separation Date occurs on or after September 30, 2019 and before December 31, 2019, you will receive a pro rata portion (based on the percentage of 2019 occurring before the Separation Date) of the annual bonus (the “Pro Rata Bonus”) you would otherwise have earned if your employment had not terminated and assuming an individual performance factor equal to one hundred percent (100%). The Pro Rata Bonus will be paid in unrestricted cash at the time bonuses are paid to other participants in the Company’s Bonus Plan in all cases not later than March 15, 2020. The obligation of the Company to pay severance and provide you benefits under the Severance Plan shall be and is expressly conditioned upon you complying with all obligations of the Severance Plan, including executing and not revoking the release customarily used under the Severance Plan.
2.    Consulting Services. For a one-year period following the Separation Date (the “Consulting Period”), you agree to make yourself reasonably available to provide transition services reasonably requested by the Company (the “Consulting Services”). If requested by the Company, you agree to provide the Consulting Services through a limited liability company (or other similar entity) that you form and maintain at your own cost. The parties agree that the Consulting Services shall not restrict you from providing services to other entities or individuals, subject in all instances to your obligations under the Restrictive Covenants. The parties expect that any such services can be performed at the location of your choosing, but you agree to perform such services at Company locations if reasonably requested by the Company and to the extent reasonably determined necessary for business needs. In connection with any such Consulting Services you will be promptly reimbursed for any expenses reasonably incurred in connection therewith, consistent with past practice and Company expense substantiation policies; provided you will be required to obtain pre-approval of any expense over $250. The parties will cooperate in good faith to schedule any such services taking into account your personal and professional schedule. As of the end of each calendar month during the Consulting Term, the Company will pay you a monthly fee of $83,333 (pro rated for partial months), with a final true-up payment to be made promptly after the end of the Consulting Period. To the extent permitted by law, the consulting fee will not be subject to withholding. The Company may terminate the Consulting Period only if (i) you continue to not substantially perform the Consulting Services after written notice from the Company requesting such performance or (ii) upon your material breach of any Restrictive Covenants (as defined below) which has not been cured (to the extent reasonably curable) within ten (10) days following written notice of such material breach which describes in reasonable detail such purported material breach. The parties intend for the cessation of service on the Separation Date to be a “separation from service” for Section 409A purposes, and the Consulting Services shall not exceed 20 hours per month.
3.    Mutual Release. In exchange for the mutual promises set forth in this Agreement, (a) you, on behalf of yourself and your affiliates, hereby irrevocably and unconditionally release and forever discharge the Company, together with its parents, subsidiaries, affiliates, partners, joint venturers, predecessor and successor corporations and business entities, past, present and future, directors, officers, employees, representatives, attorneys, assigns, employee benefit plans (and the trustees or other individuals affiliated with such plans) and other representatives, and anyone acting on their joint or several behalf, past, present, and future of and from any and all claims, complaints, demands, costs, expenses, grievances, obligations, liabilities, actions and causes of action of whatever kind and character in law or in equity (collectively, “Claims”), whether known or unknown, from the beginning of time through the date upon which the parties’ execute this Agreement, and whether such Claims are accrued or contingent and (b) the Company expressly waives and releases any and all claims against you that may be waived and released by law with the exception of claims arising out of or attributable to (i) events, acts, or omissions taking place after the parties’ execute this Agreement, (ii) your commission of fraud; or (iii) your criminal activities or misconduct related to and during your employment with the Company that are not known to the Company’s Chief Executive Officer at the time the parties’ execute this Agreement; provided that, for the avoidance of doubt, (A) poor performance of your duties or responsibilities shall not, by itself, be considered to be “misconduct” for the purposes of this provision and (B) the Chief Executive Officer is not aware of any such fraud, activities or misconduct as of the date of execution of this Agreement by the Company. Nothing in this Agreement or the release under the Severance Plan will or does release claims for (1) accrued base salary or consulting fees, (2) accrued employee benefits, (3) claims for indemnity or D&O coverage or (4) rights to continue to hold vested equity securities of the Company.
4.    Nondisparagement. During the remainder of your service and thereafter, you agree not to make negative comments or otherwise disparage (whether orally or in writing) the Company or its directors, officers, board members, executives, agents, products or services. During the remainder of your service and thereafter, the Company agrees that it will not make, and that it will direct its board members and named executive officers to refrain from making, negative comments about you or otherwise disparaging you (whether orally or in writing). The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or statements made in performing duties or responsibilities for the Company or truthful statement made to rebut communications by the other party.
5.    Restrictive Covenants. You hereby (a) reaffirm the terms and your obligations under the Employee Confidential Information and Noncompetition Agreement and the Mutual Arbitration Agreement dated as of March 3, 2017 (the “Restrictive Covenants”), and (b) understand, acknowledge and agree that the Restrictive Covenants will survive the termination of your employment with the Company and remain in full force and effect in accordance with all of the terms and conditions thereof.
6.    At-will Employment. This Agreement is not an employment contract and nothing included in it is intended to offer or imply employment for a fixed period of time. Your employment with the Company is at-will. As a result, either party can terminate the employment relationship at any time, for any reason, or no reason, with or without notice. If the Company terminates you for “Cause” (as defined in the Severance Plan) before the Separation Date, you will not be eligible for the payments or benefits set forth in or described in this Agreement (other than accrued but unpaid base salary, accrued but unpaid expenses, and vested employee benefits through such termination), and this Agreement will be void ab initio.
7.    Governing Law; Jurisdiction. This Agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of New Jersey, without regard to the choice of law rules thereof.
8.    Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral, including, without limitation, that certain offer letter, by and between you and the Company, dated as of March 3, 2017, except for the Restrictive Covenants, which shall continue in effect in accordance with their terms. The parties represent that, in executing this Agreement, neither party has relied upon any representation or statement made by the other party, other than those set forth in this Agreement, with regard to the subject matter, basis, or effect of this Agreement. This Agreement may be amended or modified only by a written instrument executed by you and an authorized representative of the Company. Notwithstanding anything herein to the contrary, nothing herein shall supersede your rights under the Severance Plan.
9.    Fees. The Company will pay Stroock & Stroock & Lavan LLP’s fees incurred in connection with the analysis and negotiation of this Agreement, within ten (10) days following receipt of an invoice for services, which fees will not exceed $40,000.
10.    Mitigation; Offset. No amounts or benefits described herein are subject to mitigation, and none may be offset by the Company.
11.    Code Section 409A. The parties acknowledge and agree that, prior to the date of this Agreement, you had no legally binding right to payment in respect of the Consulting Services, and that each such payment is a separate and distinct payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, including, without limitation, from those under the Severance Plan.
12.    Prevailing Party; Damages. Notwithstanding any agreement to the contrary, the parties agree that (i) in the event either party breaches this Agreement, the arbiter of any claims or dispute may award the prevailing party (as it reasonably determines in good faith) payment by the non-prevailing party of the attorneys’ fees and costs reasonably incurred by such prevailing party, and (ii) the arbiter shall not assess consequential, special, punitive, incidental, indirect or like damages for any breach of this Agreement.
13.    Miscellaneous. This Agreement may be executed in identical counterparts, which together shall constitute a single agreement. Facsimile, .pdf and other true and correct photostatic copies of this Agreement shall have the same force and effect as originals thereof. Headings are used solely for convenience. This Agreement shall be binding on and inure to the benefit of your and the Company’s successors, executors, heirs, and administrators. This Agreement shall not be assignable other than to a purchaser of all or substantially all of the Company’s assets. No waiver by either party hereto of any breach shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either party in exercising their rights and privileges hereunder operate as a waiver to preclude any other or future exercise thereof.
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The below reflects our agreement as to the terms and conditions of your continued service and the termination of your engagement with the Company.

BRISTOL-MYERS SQUIBB, INC.

By:	/s/ Sandra Leung

Name: Sandra Leung

Title: EVP & General Counsel
The above terms and conditions accurately reflect our agreement regarding the terms and conditions of the termination of my engagement with the Company, and I hereby confirm my agreement to the same.

Dated:	June 4, 2019	/s/ Thomas Lynch
Dr. Thomas Lynch